UNITED STATES
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United States Cellular Corporation
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FOR IMMEDIATE RELEASE

UScellular Board of Directors Nominates Deirdre C. Drake
Board refreshment emphasizes focus on human capital management

CHICAGO (April 6, 2021) — United States Cellular Corporation (NYSE:USM) today announced that the Board of Directors has nominated Deirdre C. Drake, UScellular executive vice president -- chief people officer, to serve on the UScellular Board. Ms. Drake will stand for election at the company’s annual meeting of shareholders on May 18, 2021. She replaces Kurt B. Thaus, TDS senior vice president, technology services, who has served with distinction for seven years.

“We believe good governance involves continuous review of Board composition and the skill sets required to oversee our long-term strategies. The culture at UScellular, known as the Dynamic Organization, has always been a competitive advantage, and nominating Ms. Drake to the Board recognizes her significant contributions to driving improved associate engagement, talent development, Diversity, Equity & Inclusion focus and succession planning – all topics the Board is very intent on," said LeRoy T. Carlson, Jr., UScellular Board chairman. "

As executive vice president – chief people officer, Ms. Drake leads the human resources and corporate communications functions at UScellular and is responsible for delivering integrated human resources solutions that directly enable the achievement of UScellular’s strategic objectives. She collaborates with various teams to ensure there is appropriate support for and communications about the organization's mission and vision of providing an excellent customer experience. Ms. Drake joined UScellular in April 2014.

Ms. Drake began her career in human resources in 1989 with Marathon Oil Company. She also held increasingly senior leadership positions in human resources with Kraft Foods, ARAMARK Corporation and The Bank of Montreal Financial Group. Prior to joining UScellular, she was managing director and chief human resources officer for the Bank of Montreal Financial Group-Capital Markets Division.

Ms. Drake earned a bachelor’s degree in human resources from Central Michigan University in Mount Pleasant, Mich., and a master’s degree in business administration from St. Joseph’s University in Philadelphia. She also received an honorary doctorate in commercial science from Central Michigan University. She is a lifetime member of the National Black MBA Association, serves as a board member with the Chicago Public Library Foundation and American Red Cross of Greater Chicago, and is actively involved in a number of local and national not-for profit organizations.

About UScellular
United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to customers with 5.0 million connections in 21 states. The Chicago-based company had 5,300 full- and part-time associates as of December 31, 2020. At the end of the fourth quarter of 2020, Telephone and Data Systems, Inc. owned 82 percent of UScellular. For more information about UScellular, visit uscellular.com.

Contacts
Jane W. McCahon, Senior Vice President - Corporate Relations and Corporate Secretary of TDS
jane.mccahon@tdsinc.com

Julie D. Mathews, IRC, Director - Investor Relations of TDS
julie.mathews@tdsinc.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: intense competition; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the ability to obtain access to adequate radio spectrum to meet current or anticipated future needs, including participation in FCC auctions; the ability to attract people of outstanding talent throughout all levels of the organization; UScellular's smaller scale relative to larger competitors; changes in demand, consumer preferences and perceptions, price competition, or churn rates; advances in technology; impacts of costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties or wireless spectrum licenses and/or expansion of UScellular's businesses; the ability of the company to successfully construct and manage its networks; difficulties involving third parties; uncertainties in UScellular’s future cash flows and liquidity and access to the capital markets; the ability to make payments on UScellular indebtedness or comply with the terms of debt covenants; conditions in the U.S. telecommunications industry; the value of assets and investments; the state and federal regulatory environment; pending and future litigation; potential conflicts of interests between TDS and UScellular; cyber-attacks or other breaches of network or information technology security; disruption in credit or other financial markets; deterioration of U.S. or global economic conditions; the impact, duration and severity of public health emergencies, such as the COVID-19 pandemic. Investors are encouraged to consider these and other risks and uncertainties that are more fully described under “Risk Factors” in the most recent filing of UScellular's Form 10-K.

For more information about UScellular, visit: www.uscellular.com